EXHIBIT 4.13

MKM Opportunity Master Fund, Ltd.                                                                                                           October 29, 2009
MKM SP1, LLC
c/o MKM Capital Advisors, LLC
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attn:           Mr. David Skriloff, Portfolio Manager

Steven Posner Irrevocable Trust u/t/a dated June 17, 1965
10800 Biscayne Boulevard, Suite 350
Miami, Florida 33161

Gentlemen:

This letter shall serve to confirm an extension of the Standstill Agreement dated June 1, 2009 (as amended) so that the expiration date of the Standstill Period as defined in Section 1(a) of the Standstill Agreement shall now terminate on the close of business on December 1, 2009. As consideration for the extension of the Standstill Agreement, Hague Corp. shall issue to each of the Steven Posner Irrevocable Trust u/t/a dated June 17, 1965 and MKM Opportunity Master Fund, Ltd., warrants to purchase 1,000,000 shares of common stock, exercisable at $.10 per share through the close of business on October 31, 2014.
The warrants will contain cashless exercise provisions.

If the foregoing correctly sets forth our agreement, please acknowledge your acceptance of this agreement by signing and returning a copy of this agreement to the undersigned.

This agreement may be executed by the parties hereto in counterpart.  This agreement and all such counterparts so executed taken together shall be deemed to constitute one and the same instrument.

Very truly yours,

HAGUE CORP.

By: /s/ Stephen Squires
Stephen Squires
Chief Executive Officer

SOLTERRA RENEWABLE TECHNOLOGIES, INC.

By:/s/ Stephen Squires
Stephen Squires
Chief Executive Officer

ACCEPTED AND AGREED:

MKM OPPORTUNITY MASTER FUND, LTD.

By: /s/ David Skriloff
David Skriloff
Portfolio Manager

MKM SP1, LLC

By /s/ David Skriloff
David Skriloff
Portfolio Manager

STEVEN POSNER IRREVOCABLE TRUST U/T/A
DATED JUNE 17, 1965

By: /s/ Steven Posner
Steven Posner
Trustee